News Release

February 8, 2005

Natural Gas Systems, Inc. Announces Purchase of Producing Properties

(Houston, Texas) NATURAL GAS SYSTEMS, INC. (OTC: NGSY) (“NGS” or the “Company”) announced its February 3, 2005 purchase of additional producing wells in the Tullos Urania Field in LaSalle Parish and in the Colgrade Field in Winn Parish, Louisiana from a privately owned company.

The purchase includes 100% of the working interest in 65 producing oil wells, 56 shut-in oil wells and 9 salt water injection wells with gross production of up to 70 barrels per day. The Company’s external reservoir engineer has estimated remaining proved developed producing reserves to be approximately 236,000 barrels of oil. NGS expects to add substantial recoverable reserves by returning to production most, if not all, of the shut-in wells and by installation of additional water injection capacity. Based on the price paid of $812,733, before adjustments, the purchase is equivalent to a price of $3.44 per barrel of oil of proved developed reserves. The acquired leases are, in most cases, direct offsets to leases purchased by NGS in September 2004 and offer what management believes will be excellent synergies in operations and development.

Previously, in September 2004, NGS purchased approximately 125 producing wells in the same fields for $725,000, before adjustments, and the Company’s external reservoir engineer assigned proved developed producing reserves of approximately 245,322 barrels of oil. That purchase price approximated $2.96 per barrel of oil of proved developed producing reserves, before adjustments. NGS expects to add substantial recoverable reserves by returning up to 45 shut-in wells to production and by adding water injection capacity.

NGS has commenced an aggressive program to restore up to 100 shut-in oil wells from the two purchases in the Tullos Urania, Colgrade and Crossroads Fields and to add salt water injection capacity designed to permit increased production rates. The program includes operational efficiencies that are expected to reduce repair and power costs. NGS is funding the latest purchase and planned development by drawing down its recently announced credit facility with Prospect Energy Corporation. Other planned development includes restoring or re-completing up to a dozen wells and drilling up to ten new wells in the Delhi Field in northeastern Louisiana.

“This purchase adds to our critical mass of producing properties in north central Louisiana and brings long-lived, predictable production,” said Robert Herlin, President of NGS. “Furthermore, we believe that considerable additional reserves can be added through aggressive repair and maintenance of wells. Nearby operators also have demonstrated that increasing the amount of water disposal capacity can result in increased oil production.”

Natural Gas Systems, Inc. (www.natgas.us) is a development stage company that acquires and develops oil and gas properties and applies both conventional and specialized technology to accelerate production and develop incremental reserves. NGS owns 100% of the working interest in the 13,636 acre Delhi Field in northeastern Louisiana that includes 8 producing wells and 34 shut-in wells and historic cumulative production of over 200 million barrels of oil since its discovery in the 1940’s.  Since the acquisition of the Delhi Field in 2003, NGS has significantly increased production by returning wells to operation and re-completing wells to new reservoirs, and plans to soon implement a development drilling program. NGS also owns a 100% working interest in approximately 140 producing wells and 100 shut-in wells in the Tullos Urania and adjoining fields in north central Louisiana that have produced cumulatively over 50 million barrels of oil since discovery in the 1920’s.

Safe Harbor Statement

This press release includes certain "Forward-Looking Statements" within the meaning of section 21E of the United States Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements regarding potential results and future plans and objectives of the company, are forward-looking statements that involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in our documents filed from time to time with the United States Securities and Exchange Commission and other regulatory authorities. Statements regarding production volumes, drilling and development activity, prices, future revenues and income and cash flows and other statements that are not historical facts contain predictions, estimates and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although the company believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved and these statements will prove to be accurate. Important factors that could cause actual results to differ materially from those included in the forward-looking statements include the timing and extent of changes in commodity prices for oil and gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about the estimates of reserves, competition, government regulation and the ability of the company to meet its stated business goals, as well as other factors that are disclosed as “Risk Factors” in our documents filed from time to time with the United States Securities and Exchange Commission.

For additional information contact:

Investor Contact:      John Liviakis, Liviakis Financial Communications, Inc.
          (415) 389-4670

NGS Contact:                 Sterling McDonald, Chief Financial Officer
          (713) 935-0122